UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

The Exchange Agreement and the Purchase Agreement

On March 19, 2014, Jazz Technologies, Inc. (“Jazz”) and its parent, Tower Semiconductor Ltd. (“Tower”), entered into an exchange agreement (the “Exchange Agreement”) with certain holders (the “Participating Holders”) with respect to approximately $45 million principal amount of Jazz’s outstanding 8% senior notes due June 2015 (the “Old Notes”). Pursuant to the Exchange Agreement, the Participating Holders will receive approximately $48 million in aggregate principal amount of new 8% senior convertible notes due 2018 (the “New Notes”).  As a result, upon closing of the exchange, the amount of Jazz’s Old Notes due June 2015 will be reduced from approximately $94 million to approximately $49 million, strengthening Jazz’s balance sheet, cash position and financial ratios. The New Notes will rank pari passu in right of payment with all other senior unsecured indebtedness of Jazz including the Old Notes, and like the Old Notes, will be structurally subordinated  to any indebtedness under Jazz’s previously announced up to $70 million secured credit line with Wells Fargo.

In addition, on the same date, Jazz, Tower and certain of the Participating Holders (the “Purchasers”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Purchasers agreed to buy $10 million aggregate principal amount of New Notes at for an aggregate  of $9.2 million in cash.

The New Notes may be converted into ordinary shares of Tower at a conversion price of $10.07 per share, reflecting a 20 percent premium over the average closing price for Tower’s ordinary shares for the five trading days ending on the day prior to the signing date of these agreements. Consummation of the transactions contemplated by the Exchange Agreement and the Purchase Agreement, which are subject to routine closing conditions, is anticipated to occur on or about March 25, 2014.

The Indenture and the New Notes

The New Notes will be issued at closing and will be governed by an indenture (the “Indenture”) among Jazz, its domestic subsidiaries as guarantors, Tower and U.S. Bank National Association, a national banking association, as trustee.

Interest on the New Notes will accrue from the closing date at a rate of 8% per annum. Interest is payable in cash semiannually in arrears on July 15 and January 15 of each year commencing on July 15, 2014.  The New Notes will mature on December 31, 2018, at which time principal and any accrued and unpaid interest will become due and payable.

The New Notes will be senior unsecured obligations of Jazz, rank pari passu in right of payment with all other senior unsecured indebtedness of Jazz, including the Old Notes, and will be effectively subordinated to all secured indebtedness of Jazz to the extent of the value of the collateral securing such indebtedness. The New Notes shall rank senior to all future indebtedness of Jazz to the extent the future indebtedness is expressly subordinated to the New Notes. The New Notes will be jointly and severally guaranteed on a senior unsecured basis by Jazz’s domestic subsidiaries. The New Notes are not guaranteed by Tower Semiconductor, LTD.

Holders of the New Notes will be entitled, subject to certain conditions and restrictions, to require Jazz to repurchase the New Notes at par plus accrued interest and a 1% redemption premium in the event of certain change of control transactions, as set forth in the Indenture.

The Indenture contains certain customary covenants including covenants restricting Jazz’s ability and the ability of its subsidiaries to, among other things, incur additional debt, incur additional liens, make specified payments and make certain asset sales.

If there is an event of default on the New Notes, all of the New Notes may become immediately due and payable, subject to certain conditions set forth in the Indenture.

Registration Rights Agreement

On or prior to closing, Jazz will enter into a Registration Rights Agreement with the Participating Holders pursuant to which Jazz shall agree to use commercially reasonable efforts to file and cause to be declared effective a registration statement under the Securities Act of 1933 (as amended, the “Securities Act”) covering the resale the New Notes.  In addition, on or prior to the closing, Tower will enter into a Registration Rights Agreement with the Participating Holders pursuant to which Tower shall agree to use commercially reasonable efforts to file and cause to be declared effective a registration statement under the Securities Act of 1933 covering the resale of the Tower ordinary shares issuable upon conversion of the New Notes.

If either of the registration statements is not effective within 120 days of the closing date, the annual interest rate applicable to the New Notes will increase by 1% for so long as the failure continues (or in the case of the registration statement relating to the resale of the New Notes,  until such earlier date as the New Notes become freely tradable under the Securities Act).

The offer and sale of the New Notes and the shares underlying the New Notes have not been registered under the Securities Act or any state securities laws and, and unless so registered such securities may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 7.01 Regulation FD Disclosure.

On March 20, 2014, TowerJazz issued a press release announcing the transactions described under Item 2.03 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release issued by TowerJazz dated March 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jazz Technologies, Inc.

Dated: March 20, 2014	By:	/s/ Ronit Vardi
Ronit Vardi
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by TowerJazz dated March 20, 2014